As filed with the Securities and Exchange Commission on January 24, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enerplus Corporation

(Exact name of registrant as specified in its charter)

Alberta, Canada	The Dome Tower, Suite 3000 333 - 7th Avenue S.W. Calgary, Alberta, Canada T2P 2Z1	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Rights Incentive Plan

Stock Option Plan

Director Share Plan

(Full title of Plans)

CT Corporation System

111 8th Avenue, 13th Floor

New York, New York 10011

(212) 894-8700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Gary W. Orloff Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2770 Telephone: (713) 221-1306 Facsimile: (713) 221-2166	Chad Schneider Blake, Cassels & Graydon LLP 3500, 855 - 2nd Street S.W. Calgary, Alberta, Canada T2P 4J8 Telephone: (403) 260-9600 Facsimile: (403) 260-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)		Proposed Maximum Aggregate Offering Price(3)		Amount of Registration Fee
Common Shares	3,323,384	US$	31.38	US$	104,287,790	US$	12,108

(1)          Represents the maximum number of common shares of Enerplus Corporation expected to be issuable in the United States under the Registrant’s Rights Incentive Plan, Stock Option Plan and Director Share Plan.

(2)          Pursuant to Rule 416 under the Securities Act, the number of common shares being registered hereby shall be adjusted to include any additional common shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares in accordance with the provisions of the plans described herein.

(3)          Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are estimated, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the common shares as reported on The New York Stock Exchange on January 20, 2011.

EXPLANATORY NOTE

Effective January 1, 2011, pursuant to a Plan of Arrangement (the “Arrangement”) involving, among others, Enerplus Resources Fund (the “Fund”) and Enerplus Corporation, an Alberta corporation (the “Corporation”), each outstanding trust unit of the Fund was converted into one common share of the Corporation.  The Corporation is considered the successor of the Fund.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Corporation will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Corporation will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Fund or the Corporation with the Commission are incorporated by reference into this Registration Statement:

1.                                       The Fund’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009 (File No. 001-15150), filed on March 12, 2010;

2.                                       All other reports filed by the Fund pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in 1 above; and

3.                                       The description of the Corporation’s common shares contained in its Registration Statement on Form 8-A, as filed with the Commission on December 22, 2010.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold (other than information that is furnished rather than filed in accordance with Commission rules), will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Business Corporations Act (Alberta) (the “ABCA”) provides that a corporation may, in certain circumstances, indemnify a director or officer of the corporation, a former director or officer of the corporation, a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses reasonably incurred by any such Indemnified Person, including an amount paid to settle an action or satisfy a judgment, in respect of any civil, criminal or administrative actions or proceedings to which the director or officer is made a party by reason of being or having been a director or officer of the corporation or other body corporate, if (a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that such director’s or officer’s conduct was lawful (collectively, the “Indemnification Conditions”).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity (a) was substantially successful on the merits in the person’s defense of the action or proceeding, (b) fulfills the Indemnification Conditions, and (c) is fairly and reasonably entitled to indemnity.

The by-laws of the Corporation provide that, subject to the ABCA, the Corporation shall indemnify Indemnified Persons in the manner contemplated by the ABCA. Additionally, in accordance with the provisions of the ABCA and the by-laws of the Corporation, the Corporation has entered into indemnity agreements with each of its officers and directors under which the Corporation has agreed to indemnify and save harmless its officers and directors against any and all damages, liabilities, costs, charges or expenses suffered or incurred by such officers or directors, or their respective heirs or legal representatives, as a result or by reason of such person being or having been a director and/or officer of the Corporation or an affiliate of the Corporation. Such indemnity agreements supplement the indemnification provisions contained in the by-laws of the Corporation and include specific provisions relating to any tax that may become payable as a result of such indemnification, the retention of counsel by an indemnified party and the mechanics under which claims for indemnification may be made and expenses and other costs paid.

As contemplated by Section 124(4) of the ABCA, the Corporation has purchased insurance against potential claims against the past, present and future directors and officers of the Corporation and against any loss for which the Corporation may be required or permitted by law to indemnify such directors and officers. The ABCA provides that a corporation may not purchase insurance for the benefit of an Indemnified Person against a liability that relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation or body corporate.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Enerplus Corporation Rights Incentive Plan.

4.2	Enerplus Corporation Stock Option Plan.

4.3	Enerplus Corporation Director Share Plan.

5.1	Opinion of Blake, Cassels & Graydon LLP, regarding the validity of the common shares.

23.1	Consent of Blake, Cassels & Graydon LLP (included in their opinion filed as Exhibit 5.1).

23.2	Consent of Independent Registered Chartered Accountants.

23.3	Consent of McDaniel & Associates Consultants Limited.

23.4	Consent of GLJ Petroleum Consultants Ltd.

23.5	Consent of Netherland, Sewell & Associates, Inc.

23.6	Consent of Haas Petroleum Engineering Services, Inc.

24.1	Powers of Attorney.

Item 9.         Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 24th day of January, 2011.

ENERPLUS CORPORATION
(Registrant)

By:	/s/ GORDON J. KERR
Name: Gordon J. Kerr
Title: President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 24th day of January, 2011.

Name	Title

/s/ GORDON J. KERR	Director, President & Chief Executive Officer
Gordon J. Kerr	(Principal Executive Officer)

/s/ ROBERT J. WATERS	Senior Vice President & Chief Financial Officer
Robert J. Waters	(Principal Financial and Accounting Officer)

/s/ EDWIN V. DODGE*	Director
Edwin V. Dodge

/s/ ROBERT B. HODGINS*	Director
Robert B. Hodgins

/s/ DOUGLAS R. MARTIN*	Chairman
Douglas R. Martin

/s/ DAVID P. O’BRIEN*	Director
David P. O’Brien

/s/ ELLIOTT PEW*	Director
Elliott Pew

/s/ GLEN D. ROANE*	Director
Glen D. Roane

/s/ W.C. SETH*	Director
W.C. Seth

/s/ DONALD T. WEST*	Director
Donald T. West

/s/ HARRY B. WHEELER*	Director
Harry B. Wheeler

/s/ CLAYTON H. WOITAS*	Director
Clayton H. Woitas

/s/ ROBERT L. ZORICH*	Director
Robert L. Zorich

(Constituting all of the Board of Directors)

*By:	/s/ GORDON J. KERR
Gordon J. Kerr Attorney-in-fact for persons indicated

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Enerplus Corporation in the United States, in the City of Calgary, Province of Alberta, Country of Canada, on the 24th day of January, 2011.

ENERPLUS RESOURCES (USA) CORPORATION
(Authorized U.S. Representative)

By:	/s/ GORDON J. KERR
Name: Gordon J. Kerr
Title: President & Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Enerplus Corporation Rights Incentive Plan.

4.2	Enerplus Corporation Stock Option Plan.

4.3	Enerplus Corporation Director Share Plan.

5.1	Opinion of Blake, Cassels & Graydon LLP, regarding the validity of the common shares.

23.1	Consent of Blake, Cassels & Graydon LLP (included in their opinion filed as Exhibit 5.1).

23.2	Consent of Independent Registered Chartered Accountants.

23.3	Consent of McDaniel & Associates Consultants Limited.

23.4	Consent of GLJ Petroleum Consultants Ltd.

23.5	Consent of Netherland, Sewell & Associates, Inc.

23.6	Consent of Haas Petroleum Engineering Services, Inc.

24.1	Powers of Attorney.